Exhibit 10.45

February 27, 2012

Mr. Gary W. Parr

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, NY 10020

Dear Mr. Parr:

This letter (the “Amendment”) will confirm our understanding regarding certain terms that will be applicable to your compensation for 2011, as well as your entitlement to awards to be granted in 2012 and 2013. Reference is hereby made to the letter agreement, dated as of April 21, 2010, between you and Lazard Group LLC (“Lazard”), which amended and restated the letter agreement, dated as of September 3, 2008, between you and Lazard regarding your employment with Lazard and which set forth your right to guaranteed annual compensation of no less than $10,000,000 for each of 2009 through 2012, subject to certain terms and conditions (the 2010 letter agreement, the “Letter Agreement”). The parties desire to amend the Letter Agreement to reduce the portion of guaranteed annual compensation that is payable to you in cash and in the aggregate for 2011 under the Letter Agreement and to provide for the grant of equity awards in 2012 and 2013, as set forth below. All capitalized terms used in this Amendment but not otherwise defined herein will have the same meaning as defined in the Letter Agreement, and all section references are to a section of this Amendment, unless otherwise specified.

Accordingly, you and Lazard hereby agree that, notwithstanding anything to the contrary set forth in the Letter Agreement:

1.	2011 Annual Payment: Notwithstanding any provision of the Letter Agreement, the Annual Payment for calendar year 2011 will be $7,500,000 (the “2011 Payment”). The cash portion of the 2011 Payment, including amounts paid in 2011 as salary, shall equal $3,500,000. The remaining portion of the 2011 Payment ($4,000,000) was granted to you in restricted stock units of Lazard Ltd (the “Company”) Class A Common Stock (“Shares”) (each such restricted stock unit, a “Stock Unit”) on February 10, 2012 in accordance with the terms and conditions of section 1 of the Letter Agreement.

2.	Grant and Vesting of Future Equity Awards.

a. Lazard agrees to grant you, subject to the provisions of this Amendment and to the provisions of the Company’s 2008 Incentive Compensation Plan (the “Plan”): (i) 54,745 restricted Shares on February 27, 2012, which will vest on February 11, 2013, and (ii) 36,496 Stock Units on February 11, 2013, which will vest one-third on March 3, 2014 and two-thirds on March 2, 2015 (collectively, the “Special Awards”), in each case, upon the execution of an Award Agreement, which Award Agreement shall set forth substantially the same payment, vesting and other terms as apply to the Deputy Chairmen with respect to the prior year, except that (i) in the case of the restricted Shares, the dividends shall be paid in cash, subject to vesting on the same terms and conditions as the related restricted Shares, and (ii) as otherwise set forth in this section 2(a). Notwithstanding the foregoing, Lazard will not be obligated to grant you the Special Awards described in this section 2(a) if, prior to the grant date, you resign or are terminated for Cause.

b. In the event of a Change in Control (as defined in the Plan) prior to February 11, 2013, any Special Awards that have not been granted as of the date of such Change in Control shall automatically be granted as of the date of such Change in Control, and such Special Awards, along with any unvested but already outstanding Special Awards, shall automatically vest as of the date of such Change in Control.

c. In the event of a change in the Company’s capital structure of the nature described in section 3(b) of the Plan at any time following the date hereof and prior to the grant of all of the Special Awards pursuant to section 2(a), the number of ungranted Special Awards set forth in section 2(a) shall be adjusted in the same manner as the restricted Shares or Stock Units, as applicable, then outstanding under the Plan.

d. For the avoidance of doubt, the awards referred to in this section 2 are in addition to, and shall not be credited against, your Annual Payment for calendar year 2012 under the Letter Agreement.

3.	Full Force and Effect. Except as specifically set forth herein, this Amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Letter Agreement, and the Letter Agreement shall continue in full force and effect.

4.	Governing Law; Arbitration. Section 6 of the Letter Agreement shall apply to this Amendment.

5.	Entire Agreement. This Amendment, together with the Letter Agreement, contains the entire agreement between you and Lazard concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and Lazard with respect hereto. No provision of this Amendment may be amended unless the amendment is agreed to in writing that is duly signed by each of the parties hereto and that expressly refers to the provision being amended. No waiver by either party of any breach by the other party of any condition or provision contained in this Amendment shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by an authorized officer of Lazard or you, depending on which party is granting a waiver, and must expressly refer to the provision being waived. Following the date hereof, all references to the Letter Agreement shall be deemed to refer to the Letter Agreement as amended by this Amendment.

Please confirm your acceptance of the foregoing by executing the enclosed copy of this letter, upon which it shall become a binding agreement between us.

Very truly yours, LAZARD GROUP LLC,

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	Managing Director and General Counsel

AGREED TO AND ACCEPTED:

/s/ Gary W. Parr

Gary W. Parr

Date: February 27, 2012